Exhibit 99.1

Cognex Reports Record Quarterly Net Income

NATICK, Mass.--(BUSINESS WIRE)--July 30, 2012--Cognex Corporation (NASDAQ: CGNX) today announced its financial results for the second quarter of 2012. Selected financial data for the quarter and six months ended July 1, 2012, are compared to the first quarter of 2012, the second quarter of 2011 and the first six months of 2011 in Table 1 below.

Table 1

	Revenue	Net Income	Net Income per Diluted Share
Quarterly Comparisons
Current quarter: Q2-12	$84,326,000	$19,767,000	$0.45
Prior year’s quarter: Q2-11	$83,393,000	$19,097,000	$0.45
Change from Q2-11 to Q2-12	1%	4%	0%
Prior quarter: Q1-12	$77,709,000	$14,282,000	$0.33
Change from Q1-12 to Q2-12	9%	38%	38%
Year to Date Comparisons
Six months ended July 1, 2012	$162,035,000	$34,049,000	$0.78
Six months ended July 3, 2011	$157,787,000	$32,733,000	$0.77
Change from first six months of 2011 to first six months of 2012	3%	4%	1%

A reconciliation of certain financial measures from GAAP to non-GAAP is shown in Exhibit 2.

“Our results for the second quarter of 2012 were fantastic; revenue was the second highest in Cognex’s 31-year history, and net income reached a new quarterly high. Unfortunately, due to the very challenging economic environment, we don’t expect to break these records in the near term,” said Dr. Robert J. Shillman, Chairman of Cognex.

“We performed well during the second quarter, however, growth has been restrained since mid-2011 due to a downturn in a number of markets,” said Robert J. Willett, Chief Executive Officer of Cognex. “While we have seen some recovery in semiconductor and electronics, conditions in factory automation (our largest market) became more difficult as the quarter progressed and currency exchange rates also had an unfavorable impact. Despite slowing end markets we continued to make good progress on our key strategic initiatives, including new product development and sales force expansion.”

Mr. Willett continued, “Our outlook for Q3 is cautious for a number of reasons. The global economic slowdown will likely cause manufacturers to pull back on spending; the factory automation market is typically soft during the summer months; and the uncertainty in currency exchange rates is expected to continue.”

Details of the Quarter

Statement of Operations Highlights – Second Quarter of 2012

  Revenue for the second quarter of 2012 increased 1% from the second quarter of 2011 and 9% from the prior quarter (revenue in constant currency increased 4% and 9%, respectively). Growth year-on-year came from the surface inspection market, offset by a decline in revenue from the semiconductor and electronics capital equipment market (SEMI). Revenue from all three markets served by Cognex grew on a sequential basis.
  Factory automation revenue in the second quarter was flat year-on-year. The lack of growth was due to substantially lower revenue from the solar industry and the unfavorable impact of currency exchange rates. Without these items factory automation revenue would have grown 9% year-on-year.

  Gross margin was 76% in the second quarter of 2012, 77% in the second quarter of 2011 and 75% in the prior quarter. Gross margin decreased year-on-year due to surface inspection systems representing a greater percentage of company revenue. Gross margin increased on a sequential basis due to lower service costs.
  Research, Development & Engineering (RD&E) spending in the second quarter of 2012 decreased 2% from the second quarter of 2011 and 1% from the prior quarter. RD&E spending in constant currency was essentially flat both year-on-year and sequentially.
  Selling, General & Administrative (SG&A) spending in the second quarter of 2012 increased 2% from the second quarter of 2011 and decreased 1% from the prior quarter (SG&A spending in constant currency increased 3% year-on-year and decreased 1% sequentially). Higher spending year-on-year on Cognex’s sales force expansion, primarily in China, was partially offset by a lower bonus accrual. On a sequential basis, lower stock option expense was partially offset by increased spending on marketing initiatives.
  Investment and other income was $1,702,000 in the second quarter of 2012, $549,000 in the second quarter of 2011 and $975,000 in the prior quarter. The increase both year-on-year and sequentially is primarily due to gains recognized on the sale of euro-denominated investments.
  The tax rate was 21% in the first and second quarters of 2012 compared to 23% in the second quarter of 2011. The decrease year-on-year is primarily because a higher percentage of income in the second quarter of 2012 was earned in lower tax jurisdictions.

Balance Sheet Highlights – July 1, 2012

  Cognex’s financial position as of July 1, 2012, was very strong, with no debt and $390,683,000 in cash and investments. Cognex paid out $4,714,000 in dividends to shareholders in the second quarter of 2012.

Financial Outlook

  Cognex expects revenue for Q3-12 to be between $79 million and $82 million. Gross margin is expected to continue in the mid-70% range. Operating expenses are expected to be relatively flat on a sequential basis. And the effective tax rate is expected to be 21% before discrete tax items.

Non-GAAP Financial Measures

  Exhibit 2 of this press release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are useful because they allow investors to more accurately assess and compare Cognex results over multiple periods, and to evaluate the effectiveness of the methodology used by management to review its operating results. In particular, the GAAP presentation of cost of revenue, RD&E and SG&A expenditures includes stock option expense. Cognex excludes these expenses for the purpose of calculating non-GAAP adjusted operating income, non-GAAP adjusted net income and non-GAAP adjusted net income per share when it evaluates its continuing operational performance, and in connection with its budgeting process and the allocation of resources, because these expenses have no current effect on cash or the future uses of cash, and they fluctuate as a result of changes in Cognex’s stock price. Cognex also excludes certain items if they are one-time discrete events, such as the impact of currency exchange rate fluctuations. Cognex does not intend for these non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.
  The tax effect of items identified in the reconciliation is estimated by applying the effective tax rate to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment. In that case, the tax effect of such items is estimated by applying such specific tax rate or tax treatment.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. eastern time. The telephone number is (866) 244-4635 (or (703) 639-1178 if outside the United States). A replay will begin at 8:00 p.m. eastern time today and will run continuously until 11:59 p.m. eastern time on Thursday, August 2, 2012. The telephone number for the replay is (888) 266-2081 (or (703) 925-2533 if outside the United States) and the access code is 1580483.
  Internet users can listen to a real-time audio broadcast of the conference call, or an archived replay on the Cognex Investor Relations website at http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a range of products that incorporate sophisticated machine vision technology that gives them the ability to “see.” Cognex products include barcode readers, machine vision sensors and machine vision systems that are used in factories, warehouses and distribution centers around the world to guide, gauge, inspect, identify and assure the quality of items during the manufacturing and distribution process. Cognex is the world's leader in the machine vision industry, having shipped more than 750,000 vision-based products, representing over $3 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has regional offices and distributors located throughout North America, Japan, Europe, Asia and Latin America. For details visit Cognex online at http://www.cognex.com.

Certain statements made in this press release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” ”estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words. These forward-looking statements, which include statements regarding business and market trends, future financial performance, customer order rates, expected areas of growth, product development activities, and strategic initiatives, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) current and future conditions in the global economy; (2) the cyclicality of the semiconductor and electronics industries and seasonality in the factory automation market; (3) the inability to penetrate new markets; (4) the inability to achieve significant international revenue, including in Asia; (5) fluctuations in foreign currency exchange rates; (6) the loss of a large customer; (7) the inability to attract and retain skilled employees; (8) the reliance upon key suppliers to manufacture and deliver critical components for Cognex products; (9) the failure to effectively manage product transitions or accurately forecast customer demand; (10) the inability to design and manufacture high-quality products; (11) the technological obsolescence of current products and the inability to develop new products; (12) the failure to properly manage the distribution of products and services; (13) the inability to protect Cognex proprietary technology and intellectual property; (14) involvement in time-consuming and costly litigation; (15) the impact of competitive pressures; (16) the challenges in integrating and achieving expected results from acquired businesses; (17) potential impairment charges with respect to Cognex’s investments or for acquired intangible assets or goodwill; (18) exposure to additional tax liabilities; (19) information security breaches or business systems disruptions; and (20) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2011. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1

COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Six-months Ended
	Jul. 1, 2012	Apr. 1, 2012	Jul. 3, 2011	Jul. 1, 2012	Jul. 3, 2011

Revenue	$84,326	$77,709	$83,393	$162,035	$157,787

Cost of revenue (1)	20,549	19,058	19,379	39,607	37,762

Gross margin	63,777	58,651	64,014	122,428	120,025
Percentage of revenue	76%	75%	77%	76%	76%

Research, development, and engineering expenses (1)	10,300	10,361	10,506	20,661	19,988
Percentage of revenue	12%	13%	13%	13%	13%

Selling, general, and administrative expenses (1)	30,127	30,549	29,466	60,676	58,627
Percentage of revenue	36%	39%	35%	37%	37%

Operating income	23,350	17,741	24,042	41,091	41,410
Percentage of revenue	28%	23%	29%	25%	26%

Foreign currency gain (loss)	(30)	(638)	210	(668)	151

Investment and other income	1,702	975	549	2,677	949

Income before income tax expense	25,022	18,078	24,801	43,100	42,510

Income tax expense	5,255	3,796	5,704	9,051	9,777

Net income	$19,767	$14,282	$19,097	$34,049	$32,733
Percentage of revenue	23%	18%	23%	21%	21%

Earnings per weighted-average common and common-equivalent share:
Basic	$0.46	$0.34	$0.46	$0.80	$0.79
Diluted	$0.45	$0.33	$0.45	$0.78	$0.77

Weighted-average common and common-equivalent shares outstanding:
Basic	42,851	42,570	41,842	42,710	41,586
Diluted	43,601	43,590	42,810	43,599	42,532

Cash dividends per common share	$0.11	$0.10	$0.09	$0.21	$0.17

Cash and investments per common share	$9.11	$8.98	$8.40	$9.11	$8.40

Book value per common share	$13.80	$13.75	$12.84	$13.80	$12.84

(1) Amounts include stock option expense, as follows:
Cost of revenue	$175	$308	$144	$483	$379
Research, development, and engineering	483	867	529	1,350	1,338
Selling, general, and administrative	1,331	2,139	1,284	3,470	2,592
Total stock option expense	$1,989	$3,314	$1,957	$5,303	$4,309

Exhibit 2

COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Six-months Ended
	Jul. 1, 2012	Apr. 1, 2012	Jul. 3, 2011	Jul. 1, 2012	Jul. 3, 2011

Revenue (GAAP)	$84,326	$77,709	$83,393	$162,035	$157,787

Operating income (GAAP)	$23,350	$17,741	$24,042	$41,091	$41,410
Stock option expense	1,989	3,314	1,957	5,303	4,309
Operating income excluding stock option expense (Non-GAAP)	$25,339	$21,055	$25,999	$46,394	$45,719
Percentage of revenue (Non-GAAP)	30%	27%	31%	29%	29%

Net Income (GAAP)	$19,767	$14,282	$19,097	$34,049	$32,733
Stock option expense, net of tax	1,343	2,227	1,303	3,570	2,864
Net income excluding stock option expense (Non-GAAP)	$21,110	$16,509	$20,400	$37,619	$35,597
Percentage of revenue (Non-GAAP)	25%	21%	24%	23%	23%

Net income per diluted share (GAAP)	$0.45	$0.33	$0.45	$0.78	$0.77
Stock option expense per diluted share, net of tax	$0.03	$0.05	$0.03	$0.08	$0.07
Net income per diluted share excluding stock option expense (Non-GAAP)	$0.48	$0.38	$0.48	$0.86	$0.84

	Three-months Ended
	Jul. 1, 2012 (GAAP)	Apr. 1, 2012 (GAAP)	Increase / (Decrease)	Operational Change	Currency Impact
Revenue	$84,326	$77,709	$6,617	$7,215	$(598)
Research, development, and engineering expenses	10,300	10,361	(61)	(64)	3
Selling, general & administrative expenses	30,127	30,549	(422)	(218)	(204)

	Jul. 1, 2012 (GAAP)	Jul. 3, 2011 (GAAP)	Increase / (Decrease)	Operational Change	Currency Impact
Revenue	$84,326	$83,393	$933	$3,012	$(2,079)
Research, development, and engineering expenses	10,300	10,506	(206)	32	(238)
Selling, general & administrative expenses	30,127	29,466	661	1,002	(341)

	Three-months Ended July 1, 2012
	Growth over Q2'11 (Non-GAAP)	Reduced solar revenue	Currency Impact	Growth over Q2'11 (GAAP)
Factory automation revenue	9%	-6%	-3%	0%

	Three-months Ended July 1, 2012
	Growth over Q2'11 (Non-GAAP)	Currency Impact	Growth over Q2'11 (GAAP)
Factory automation revenue from Europe	8%	-9%	-1%
ID products revenue	24%	-6%	18%

Exhibit 3

COGNEX CORPORATION
Balance Sheets
(Unaudited)
In thousands

	July 1, 2012	December 31, 2011

Assets

Cash and investments	$390,683	$357,440

Accounts receivable	48,385	48,206

Inventories	25,113	28,098

Property, plant, and equipment	33,663	31,744

Goodwill and intangible assets	98,640	100,939

Other assets	50,262	45,454

Total assets	$646,746	$611,881

Liabilities and Shareholders' Equity

Accounts payable and accrued liabilities	$34,555	$39,388

Income taxes	8,845	6,055

Deferred revenue and customer deposits	11,753	13,458

Shareholders' equity	591,593	552,980

Total liabilities and shareholders' equity	$646,746	$611,881

Exhibit 4

COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands

	Three-months Ended			Six-months Ended
	Jul. 1, 2012	Apr. 1, 2012	Jul. 3, 2011	Jul. 1, 2012	Jul. 3, 2011

Revenue	$84,326	$77,709	$83,393	$162,035	$157,787

Revenue by division:
Modular Vision Systems Division	85%	85%	87%	85%	87%
Surface Inspection Systems Division	15%	15%	13%	15%	13%
Total	100%	100%	100%	100%	100%

Revenue by geography:
Americas	32%	36%	33%	34%	34%
Europe	31%	33%	33%	32%	33%
Asia	21%	18%	19%	20%	18%
Japan	16%	13%	15%	14%	15%
Total	100%	100%	100%	100%	100%

Revenue by market:
Factory automation	73%	76%	74%	75%	72%
Web and surface inspection	15%	15%	13%	15%	13%
Semiconductor and electronics capital equipment	12%	9%	13%	10%	15%
Total	100%	100%	100%	100%	100%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Director of Investor Relations
susan.conway@cognex.com